Exhibit 10.22

3195 Chem. Bedford Suite D, Montreal, Quebec H3S 1G3 (514) 907-0778 info@enovumdc.com

May 16, 2025

Bill Roberts

Duke Energy Carolinas, LLC

Senior Manager, Economic Development

250 9th Street Lane SE

Hickory, North Carolina 28602

Subject: LETTER AGREEMENT FOR THE PURCHASE OF ELECTRIC POWER

Dear Bill:

This letter agreement (“Letter Agreement”) signifies the request and intent of Enovum Data Centers Corp (“Customer”) to purchase electric power from Duke Energy Carolinas, LLC (“Duke Energy”) at 805 Island Drive, Madison, NC (“Site”).

The estimated peak electrical load is 99 MW. The required operating voltage is 24 kV, 3 phase, and 4-wire. Any capitalized terms used but not defined herein shall have the meaning set forth in the applicable currently effective Duke Energy tariffs and schedules approved by the North Carolina Utilities Commission (“Commission”).

In exchange for, and expressly conditioned upon, Customer’s agreement to purchase electric power from Duke Energy at the Site, Duke Energy will engage in certain design services, procurement of materials and equipment, and other activities necessary to provide electric power to the Site. Duke Energy will provide details on the location of transformers and the route of the conductors on the Site. Duke Energy shall update Customer as designs progress and Customer will provide prompt notice of all changes in the Site plans that would impact Duke Energy’s provision of service.

The first phase of permanent service (24 MW) to be delivered on or about September 1, 2025, with the second phase of permanent service (40 MW) to be delivered on or about April 1, 2026, and the final phase of permanent service (99 MW) to be delivered within four (4) years of the effective date of this Letter Agreement. Subject to the terms set forth herein, Duke Energy will use commercially reasonable efforts to achieve the specified demand levels by the target milestone dates.

Customer acknowledges that Duke Energy’s ability to achieve all such timelines is dependent on timely issuance of notices to proceed by Customer, prompt and timely provision of information from Customer to Duke Energy, no material changes in Site plans, Site access, equipment availability, and other circumstances, including governmental permitting and certificates, many of which are outside of Duke Energy’s control. Duke Energy will work diligently to meet such timelines but does not guarantee timelines can be met. Customer agrees and acknowledges that events beyond Duke Energy’s control may delay the provision of the requested services and agrees to hold Duke Energy harmless for any delays caused by such events.

Customer and Duke Energy acknowledge and agree that any cost estimates set forth herein or previously disclosed are non-binding and that the actual costs to perform the work may exceed the projected costs. Depending on the specifications and service details ultimately selected or requested by Customer, certain project costs may be the responsibility of Customer, though such project costs may be eligible for offset through revenue credits based on applicable Commission regulations. Customer and Duke Energy further agree that Duke Energy may request and Customer shall provide access to audited financial statements as condition to providing service to the Site.

Customer, in the near future, will meet with Duke Energy’s designated representative to negotiate an electric service agreement (“ESA”) for the supply of electricity to the Site for a peak electrical load of 99 MW. The Parties agree that upon execution and effectiveness of the ESA, this Letter Agreement shall be superseded by the terms thereof, all services and work performed hereunder shall be deemed to have been performed under the ESA, and that this Letter Agreement shall be considered null and void, and of no further effect as between the Parties unless otherwise agreed to by the Parties.

Duke Energy and Customer acknowledge and agree that the amount of revenue credits to which Customer will be entitled based on the currently estimated energy usage and peak electrical load (99 MW) at the Site is projected to exceed the projected cost of the project. However, such projections are based on estimates, and Duke Energy does not guarantee the amount of revenue credits until the Customer enters into an ESA with Duke Energy. Customer and Duke Energy acknowledge and agree that the rates and tariffs applicable to Customer must be approved by the Commission.

If Customer (i) does not enter into an ESA with Duke Energy with a peak electrical load of approximately 99 MW within six (6) months of the date of this Letter Agreement, (ii) reduces its peak electrical load at the Site below 99 MW thereby rendering any part or all of the Standard Delivery Scope of Work or Customer Requested Facilities (each as defined herein) unnecessary or otherwise not used or useful in providing electric power to the Site or Customer, or (iii) provides written notice to Duke Energy that the Customer no longer intends to purchase electric power from Duke Energy, Customer will reimburse Duke Energy within ninety (90) days for all expenses reasonably incurred by Duke Energy pertaining to engineering, design, procurement and/or construction related activities associated with Duke Energy’s efforts to deliver electric power to the Site as contemplated within this Letter Agreement.

Duke Energy and Customer agree that information contained in this Letter Agreement should be deemed confidential and protected from public disclosure or disclosure to third parties. However, Customer acknowledges and agrees that Duke Energy is subject to regulation by certain state and federal administrative agencies, and instrumentalities thereof, which are authorized to compel Duke Energy to disclose information that would otherwise be protected from public disclosure or disclosure to third parties. In the event Duke Energy is required, pursuant to any applicable court order, administrative order, statute, regulation, other official order by any government or any agency or department thereof, or in connection with a matter of regulatory significance, to disclose this Letter Agreement or any information contained herein, Duke Energy agrees to provide Customer with written notice of any such request or requirement so that Customer may seek a protective order, if applicable, or other appropriate remedy and/or waive the confidentiality of this Letter Agreement or certain information contained herein. In the event such protective order or other remedy is not obtained or the Customer waives waive the confidentiality of this Letter Agreement or certain information contained herein, Duke Energy agrees to (a) furnish only that portion of the confidential information for which the Customer has waived the designation of confidentiality or which Duke Energy is required to disclose and (b) to give Customer prior written notice of the confidential information to be disclosed as is reasonably practicable.

Any notices to be sent or given hereunder by either Party shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges paid), (c) mailed to the recipient by registered or certified mail, return receipt requested and postage paid, or (d) sent to the recipient by email. Such notices shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Letter Agreement:

If to Duke Energy:	Duke Energy Carolinas, LLC
c/o Alex Castle, Deputy General Counsel
525 S Tryon Street
Mail Code: DEP-09B
Charlotte, NC 28202
Email: alex.castle@duke-energy.com
bill.roberts@duke-energy.com
john.millard@duke-energy.com

If to Customer:	Enovum Data Centers Corp
3195 Chem. Bedford Suite D
Montreal, Quebec H3S 1G3
Attn: Simon Hamelin-Choquette
Email: shchoquette@enovumdc.com

This Letter Agreement will be governed by and construed according to the laws of the State of North Carolina, the Commission’s Rules, and the currently effective tariffs of Duke Energy, as applicable. For the avoidance of doubt, this Letter Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements and commitments between the Parties with respect to the provision of electric power to the Site.

Neither Party may assign this Letter Agreement, nor may it assign any interest herein, without the other Party’s express prior written consent, which consent may be withheld in such Party’s sole discretion, except that Duke Energy may assign this Letter Agreement or any interest herein to (a) any of its affiliates or (b) its successor by merger or an entity acquiring all or substantially all of its assets. Nothing herein is intended to nor be construed as creating: (i) a partnership, joint venture, or other legal entity, or (ii) any agency or continuing relationship between the Parties, other than the contractual relationship expressly and specifically set forth herein. Nothing in this Letter Agreement gives any person or entity, other than the Parties, any legal or equitable right, remedy, or claim under or with respect to any provision of this Letter Agreement.

Each person signing on behalf of Duke Energy and Customer represents to the other that such person has all requisite authority to execute and deliver this Letter Agreement to the other and to bind the signatory’s respective party to perform the obligations prescribed by this Letter Agreement.

This Letter Agreement may be executed by Duke Energy and Customer in separate counterparts, each of which when so executed and delivered will be an original, and all such counterparts will together be one and the same instrument. A facsimile or digital signature will have the same effect as an original signature.

[Signatures on following page]

Yours very truly,

By:	/s/ Billy Krassakopoulous
Name:	Billy Krassakopoulous
Title:	President

Company:	Enovum Data Centers Corp

ACKNOWLEDGED AND AGREED:

Duke Energy Carolinas, LLC

By:	/s/ Stu Heishman
Name:	Stu Heishman
Title:	Vice President

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